April 20, 1999



Board of Directors
First M&F Corporation
221 East Washington
Kosciusko, MS 39090

Gentlemen:

We have acted as counsel for First M & F Corporation, a Mississippi corporation (the "Company") in connection with the filing of its Registration Statement on Form S-8 (the "Registration Statement") for the registration of 200,000 shares of Common Stock, par value $5.00 per share, of the Company under the Securities Act of 1933. The Registration Statement is being filed in connection with the Company's offering such shares pursuant to the Company's Stock Option Plan (the "Plan").

We have examined the Articles of Incorporation and the amendments thereto, Bylaws, Corporate Minutes and other corporate records and proceedings of the Company relating to its organization and present corporate status and such other corporate records and documents as we have deemed relevant for purposes of this opinion.

Based on the foregoing, it is our opinion that the shares of Common Stock, par value $5.00 per share, of the Company when issued and sold in accordance with the terms and conditions of the Plan will be legally issued, fully paid and non assessable shares of Common Stock of the Company.

This opinion is limited to the laws of the State of Mississippi and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Watkins Ludlam Winter & Stennis, P.A.

WATKINS LUDLAM WINTER & STENNIS, P.A.